Exhibit 99.1
February 2009
Dear Fellow Shareholder:
Despite the economic turmoil we faced, I am pleased to report we grew the bank by over 40% in 2008. As of 12-31-08 our total assets reached $67,298,536. We were able to achieve this growth while reducing non interest expense by 17%. More importantly, we grew our loan portfolio while maintaining excellent credit quality.
We enter 2009 well positioned to take advantage of the opportunities that have been created by changes in our industry. I do not believe there has ever been a better time for the community banking model to succeed. Community banks are known for their customer service and for focusing on doing what is best for their customers and their communities. Far away from Wall Street, we are the backbone of the American economy, helping small businesses and hard-working families borrow for what they need and invest in their futures.
The problems in our industry are well documented. As the economy spiraled downward, businesses and individuals were not able to repay loans. Banks were and are experiencing extremely high levels of delinquencies and write-offs that in some cases have reduced capital to dangerous levels. We are very fortunate in that we:
•	Are Well Capitalized

•	Maintain Excellent Liquidity

•	Have A Clean Loan Portfolio
These are 3 of the 4 keys to maintaining a healthy bank.
PROFITABILITY: The 4th key to a healthy bank is earnings. As I meet with shareholders I am often asked “are we making money yet?” We continue to move closer to profitability. However, profit margins in our industry have been squeezed by competition, rising costs, and the rapid decline in interest rates. As a result, the time it takes for new banks to get to breakeven has been pushed out. In addition, in this economy, we have to be careful not to be too aggressive on the loan side of our business.

STOCK PRICE: Almost without exception, bank stocks have been hit hard over the past twelve to eighteen months. It is extremely difficult for investors to determine the value of bank stocks due to credit problems. Therefore, rather than trading at premiums to book value, as is the case in good times, banks are trading at discounts relative to book value. As a start-up bank in Michigan with a stock that is fairly thinly traded, those shares of our stock that are traded, are traded at a discount to book value.
GOOD NEWS: The benefit of investing in start-up banks is realized over the long run. As I indicated above, we have 3 of the 4 legs of the stool in place and are quickly closing in on the 4th. Our customers tell us banking with us is very different than banking at the big bank down the street. We are building a strong franchise in the heart of Oakland County.
ANNUAL MEETING: Our Annual meeting will be held on May 18th at the Community House in Birmingham. The meeting will begin at 7:00 pm. I invite all of you to attend and will be happy to answer any question you have. Proxy statements will be mailed to you in March. If you do not receive your proxy statement by March 31st, please contact me and I will make sure that information reaches you quickly.
HOW YOU CAN HELP YOUR INVESTMENT: I guarantee you that our service and our rates are better than our big bank competitors. By moving your banking relationship to us, you will help the bank grow and help increase the value of your stock. Every new loan and every new deposit account helps us. More importantly, we are putting our deposits to work in our community rather than shipping them out of state.
I would be more than happy to answer any questions you have. Please call me or email me any time (248)722-5229 (rob.farr@bkofb.com). In addition, please visit our website at www.bankofbirmingham.net to get updates on our products and our financial results.
Sincerely,
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